                   NORDSON EMPLOYEES' SAVINGS TRUST PLAN

                           FINANCIAL STATEMENTS



                        DECEMBER 31, 1993 AND 1992
                     AND YEAR ENDED DECEMBER 31, 1993

                                   with

                      REPORT OF INDEPENDENT AUDITORS

                      REPORT OF INDEPENDENT AUDITORS


The Retirement Committee and Participants
Nordson Employees' Savings Trust Plan

We have audited the accompanying statement of net assets available for plan benefits of the Nordson Employees' Savings Trust Plan as of December 31, 1993 and 1992, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 1993. These financial statements are the responsibility of the Plan's management. Our responsi-bility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and signifi-cant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Nordson Employees' Savings Trust Plan at December 31, 1993 and 1992, and the changes in its net assets available for plan benefits for the year ended December 31, 1993 in conformity with generally accepted accounting principles.



                                        /s/ Ernst & Young

                                        Ernst & Young


May 24, 1994
Cleveland, Ohio

                                                    NORDSON SAVINGS TRUST PLAN
                                        STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS
                                                        DECEMBER 31, 1993
                           Money                                  Nordson
                           Market    Guaranteed      Loan          Stock         Equity        Bond
                            Fund        Fund         Fund           Fund          Fund         Fund         Total
                          --------   -----------   ----------   ------------   ----------   ----------   -----------

ASSETS

Investments:
  Master trust            $486,702   $39,324,664   $2,289,621    $13,562,929   $7,860,129    $2,146,662   $65,670,707

Employer contribution       17,127       653,363            -        637,660      166,851        43,538     1,518,539

Accounts receivable              -             -            -             71            -             2            73

Interfund receivables/
 (payables)                   (573)      166,113            -        (96,120)     (13,989)      (55,431)            -
                          --------   -----------   ----------    -----------   ----------    ----------   -----------
                           503,256    40,144,140    2,289,621     14,104,540    8,012,991     2,134,771    67,189,319

LIABILITIES

Accounts payable                (2)      (85,158)           -            (33)         (17)          (48)      (85,258)

Employee contribution-
  overpayment                    -             -            -              -         (294)            -          (294)
                          --------   -----------   ----------    -----------   ----------    ----------   -----------
Net assets available
  for plan benefits       $503,254   $40,058,982   $2,289,621    $14,104,507   $8,012,680    $2,134,723   $67,103,767
                          ========   ===========   ==========    ===========   ==========    ==========   ===========


                                                    NORDSON SAVINGS TRUST PLAN
                                        STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS
                                                         DECEMBER 31, 1992
                           Money                                  Nordson
                           Market    Guaranteed      Loan          Stock         Equity        Bond
                            Fund        Fund         Fund           Fund          Fund         Fund         Total
                          --------   -----------   ----------   ------------   ----------   ----------   -----------
ASSETS

Investments:
 Master trust             $465,343   $35,356,914   $1,940,789    $10,242,017   $6,192,176    $1,165,843   $55,363,082

Contributions receivable:
   Employer                 15,003       624,085            -        589,718      136,075        22,233     1,387,114
   Employee                      -           235            -              -            -             -           235

Interfund receivables/
 (payables)                (22,501)     (778,617)           -        153,122      483,910       164,086             -
                          --------   -----------   ----------    -----------   ----------    ----------   -----------
                           457,845    35,202,617    1,940,789     10,984,857    6,812,161     1,352,162    56,750,431

LIABILITIES

Accounts payable                 -           (60)           -           (625)        (294)          (36)       (1,015)
                          --------   -----------   ----------    -----------   ----------    ----------   -----------
Net assets available
  for plan benefits       $457,845   $35,202,557   $1,940,789    $10,984,232   $6,811,867    $1,352,126   $56,749,416
                          ========   ===========   ==========    ===========   ==========    ==========   ===========




See accompanying notes.

                                              NORDSON EMPLOYEES' SAVINGS TRUST PLAN
                                  STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
                                                   YEAR ENDED DECEMBER 31, 1993
                           Money                                  Nordson
                           Market    Guaranteed      Loan          Stock         Equity        Bond
                            Fund        Fund         Fund           Fund          Fund         Fund          Total
                          --------   -----------   ----------   ------------   ----------   ----------    -----------
Net master trust income   $ 14,163   $ 2,903,419   $  162,252    $ 1,708,172   $  688,135   $  195,277    $ 5,671,418
Contributions:
  Employer                  17,127       657,797            -        637,661      166,851       43,539      1,522,975
  Employee                  74,140     2,528,498            -      1,135,104      775,535      214,418      4,727,695
                          --------   -----------   ----------    -----------   ----------   ----------    ------------
                            91,267     3,186,295            -      1,772,765      942,386      257,957      6,250,670
                          --------   -----------   ----------    -----------   ----------   ----------    -----------
Benefits and
  withdrawal payments      (11,490)   (1,066,387)     (92,402)      (171,765)     (87,993)     (13,254)    (1,443,291)
Fees and commissions             -      (115,463)           -            (11)      (8,967)          (5)      (124,446)
Interfund transfers        (48,531)      (51,439)     278,982       (188,886)    (332,748)     342,622              -
                          --------   -----------   ----------    -----------   ----------   ----------    -----------
                           (60,021)   (1,233,289)     186,580       (360,662)    (429,708)     329,363     (1,567,737)
                          --------   -----------   ----------    -----------   ----------   ----------    -----------
Increase in net
  assets available
  for plan benefits         45,409     4,856,425      348,832      3,120,275    1,200,813      782,597     10,354,351
Net assets available
  for plan benefits
  at beginning of year     457,845    35,202,557    1,940,789     10,984,232    6,811,867    1,352,126     56,749,416
                          --------   -----------   ----------    -----------   ----------   ----------    -----------
Net assets available
  for plan benefits
  at end of year          $503,254   $40,058,982   $2,289,621    $14,104,507   $8,012,680   $2,134,723    $67,103,767
                          ========   ===========   ==========    ===========   ==========   ==========    ===========

See accompanying notes.

                   NORDSON EMPLOYEES' SAVINGS TRUST PLAN
                       NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1993 AND 1992


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          METHOD OF ACCOUNTING - Plan transactions are accounted for using the accrual method.

          INVESTMENT VALUATION - Investments in equity and debt securities, traded on a national exchange and mutual funds are valued at the market price on the last business day of the Plan year. Securities traded in the over-the-counter market are valued at the mean between the last reported bid and asked prices. Deposits under group annuity contracts are valued at the fair value as reported by the insurance companies.

          INCOME TAX STATUS - The Internal Revenue Service issued a determination letter on April 19, 1988 advising that the Plan is qualified under Section 401(a) of the Internal Revenue Code and the trust is, therefore, exempt from federal income taxation under the provisions of
Section 501(a). Such determination letter does not cover the Tax Reform Act of 1986. However, the Plan administrator believes the plan to be in operational compliance with all applicable requirements of the Tax Reform Act of 1986 and all subsequent legislation.

          EMPLOYEE TAXATION - Employee before tax contributions, Nordson Corporation (Company) matching contribution, forfeitures allocated, and earnings on the participant's account are not subject to tax until distri-buted from the Plan. Distributions may also be subject to a 10% excise tax.

          OTHER - Purchases and sales of securities are reflected on their trade dates. Gains or losses on sales of securities are based on the average cost of securities.

          Interest is calculated and paid using money market interest rates on late transfers of money between the various funds. This is done to record the proper investment earnings within each fund.

2.   INVESTMENTS AND NET INVESTMENT INCOME

          The assets of the Plan are commingled with the assets of the Nordson Hourly-Rated Employees' Savings Trust Plan in the Nordson Corporation Master Trust. Investments of the Nordson Corporation Master Trust at December 31, 1993 and 1992 and results of operations for the year ended December 31, 1993 are as follows:

                   NORDSON EMPLOYEES' SAVINGS TRUST PLAN
                 NOTES TO FINANCIAL STATEMENTS--CONTINUED

2.   INVESTMENTS AND NET INVESTMENT INCOME (Continued)

                              1993                       1992
                    -------------------------  -------------------------
                                    Current                    Current
                        Cost         Value         Cost         Value
                    ------------  -----------  ------------  -----------
Common stock-
  Nordson Corp.     $ 9,243,914   $14,418,814  $ 6,945,543   $10,468,240
Commingled funds-
  Bonds               2,282,761     2,276,619    1,178,152     1,198,568
  Equity              7,013,179     8,253,915    5,631,187     6,312,065
Money market funds      637,546       637,546      545,827       545,827
Deposits under
 group annuity
 contracts           41,769,217    41,769,217   35,926,085    35,926,085
Loans to
 participants         2,431,106     2,431,106    1,994,552     1,994,552
                    -----------   -----------  -----------   -----------

                     63,377,723    69,787,217   52,221,346    56,445,337

Cash                     18,464        18,464            -             -
Dividends receivable-
  Nordson Corp.          37,769        37,769       26,412        26,412
  Other                      50            50            -             -
Interest receivable     279,685       279,685      250,502       250,502
                    -----------   -----------  -----------   -----------

     Investments    $63,713,691   $70,123,185  $52,498,260   $56,722,251
                    ===========   ===========  ===========   ===========

Interest income                   $ 3,274,216
Dividend income:
  Nordson Corporation                 128,798
  Other                               230,290
Fees and commissions                 (128,985)
Net realized and unrealized
  gains                             2,438,395
                                  -----------
     Net investment income        $ 5,942,714
                                  ===========

          The investments above are held by First Wachovia Bank and Trust Company, N.A. under a trust agreement with the Plan except for the Nordson Stock Fund which is held at Society National Bank and the Bond Fund held at Pacific Investment Management Company. The Company uses the services of investment counselors, not in the employ of First Wachovia Bank and Trust Company, N.A., who have the authority to direct the purchase and sale of securities.


          The Nordson Employees' Savings Trust Plan proportional share of the above assets of $65,670,707 and $55,363,082 represent 93.7% and 97.6% of the total master trust at December 31, 1993 and 1992, respectively, and its proportional share of net investment income of $5,546,972 represents 93.3% of the income from the master trust for the year ended December 31, 1993.

3.   CONTRIBUTIONS AND BENEFITS

          The Nordson Employees' Savings Trust Plan is a defined contribution plan covering salaried, full-time participating domestic employees of the Company.

                   NORDSON EMPLOYEES' SAVINGS TRUST PLAN
                 NOTES TO FINANCIAL STATEMENTS--CONTINUED


3.   CONTRIBUTIONS AND BENEFITS (continued)

          A participant may elect to have contributions made to the Plan on his behalf of not less than 1% and not more than 16% of his annual compensation. A participant may elect to make contributions either as before-tax deferred compensation contributions through a salary reduction arrangement under Section 401(k) of the Internal Revenue Code, or as after-tax voluntary contributions, or as a combination of the two. After-tax voluntary contributions may be made by payroll deductions or by lump sum payments. A participant may change the percentage of his future contri-butions as of any subsequent enrollment date by filing a written notice with the Company and the Retirement Committee prior to the enrollment date. A participant may suspend contributions under the Plan at any time after completing at least 12 months of participation in the Plan by filing a written notice with the Company and the Retirement Committee. After such a suspension, a participant may resume his contributions as of any subsequent enrollment date by filing a written notice with the Company and the Retirement Committee.

          The Plan provides participants with the opportunity to change the amount of their contributions and investment elections on a quarterly basis. Also, employees are permitted to participate in the Plan immediately upon their respective dates of hire.

          The Company makes contributions equal to 50% of the first 6% of each participant's contributions, subject to Plan restrictions. The Company also may make discretionary contributions if authorized by its Board of Directors.

          A separate account in each fund is maintained for each participant. The account balances for participants are adjusted periodically, as follows:

          a) As of the date with respect to which the contribution was earned.

          b) Monthly for a pro rata share of each respective Fund's net investment income, determined by the percentage which the participant's account balance at the beginning of the quarter plus one half of employee deposits, as adjusted for for-feitures and payments, bears to the total of all participant adjusted account balances at that date.

          c) Annually for a pro rata share of forfeitures, determined by the ratio that each active participant's percentage of regular contribution (1 to 6%) for the plan year bears to the aggre-gate percentage of employee's regular contributions for such plan year of all active participants. However, no forfeitures of a participant's account shall be allocated prior to the earlier of a five year period commencing from the date on which the participant's employment was terminated or upon the participant requesting distribution.

                   NORDSON EMPLOYEES' SAVINGS TRUST PLAN
                 NOTES TO FINANCIAL STATEMENTS--CONTINUED


3.   CONTRIBUTIONS AND BENEFITS (continued)

          Upon retirement after age 62, or death or disability if earlier, the balance in the separate account is paid to the participant or his beneficiaries either in lump sum or in installments. Until distribution, each account shall participate in the allocation of earnings and appreciation of assets.
          If the employment of a participant is terminated for any cause other than death or total disability prior to the attainment of the age of 62 years, there shall be a distribution based on the number of years the participant participated in the Plan. The portion of the account to be distributed will be equal to all the employee's contributions and related earnings, plus 20% of the remainder of the balance (the employer's matching contribution, forfeitures and related earnings) in the separate account for each full year of participation in the Plan up to 100%. Any portion not distributed shall be forfeited.

          While the Company has not expressed any intent to terminate the Plan, it is free to do so at any time. In the event of termination, each participant automatically becomes vested to the extent of the balance in his separate accounts.

4.   INVESTMENT PROGRAMS

          Each participant may direct that all of his contributions and, when the participant is fully vested or attains age 55, all matching employer contributions, be invested jointly in 10% increments in any of the following five investment funds:

     (1) Equity Fund: A fund invested in a mixture of common stocks and other securities of issuers other than Nordson Corporation.

     (2) Money Market Fund: A fund invested in corporate commercial paper, bank certificates of deposit, U.S. Government and Agency securities, and other short-term investments.

     (3) Guaranteed Fund: A fund invested primarily in insurance contracts which provide for a guaranteed rate of return.

     (4) Nordson Stock Fund: A fund invested primarily in the common stock of Nordson Corporation.

     (5) Bond Fund: A fund invested in fixed income securities, including corporate bonds, U.S. Government securities, mortgage related securities, and money market instruments.

          For participants not fully vested and less than 55 years old, all Company matching contributions are deposited in the Nordson Stock Fund.

                   NORDSON EMPLOYEES' SAVINGS TRUST PLAN
                 NOTES TO FINANCIAL STATEMENTS--CONTINUED


4.   INVESTMENT PROGRAMS (Continued)

          The Plan allows participants that have completed one year in the Plan to borrow money from the Trust. The loans plus interest, at the prime commercial interest rate charged by the Trustee as of the first day of the loan application period, must be repaid in equal installments over the term of the loan. The term cannot be less than one year or greater than five years. Participants may prepay the entire balance of the loan in a single lump sum without penalty. The maximum amount a participant may have outstanding is the lesser of $50,000 or 50% of the value of the participant's nonforfeitable balance in the Plan.

5.   NET REALIZED AND UNREALIZED GAIN ON INVESTMENTS

          Realized and unrealized gain on investments held by the Trust for the year ended December 31, 1993 consisted of the following components:

                          Nordson             Other
                        Corporation        Investments
                        Common Stock      In Securities         Total
                        ------------      -------------      -----------
1993
- - ----
Realized gain            $   95,265         $  157,627        $  252,892

Unrealized gain           1,652,203            533,300         2,185,503
                         ----------         ----------        ----------

Net realized and
  unrealized gain
  for the year           $1,747,468         $  690,927        $2,438,395
                         ==========         ==========        ==========

6.   5500 INFORMATION

          The Department of Labor requires that realized and unrealized gains (losses) be recognized in the Form 5500 on a revalued cost basis, whereby such cost represents the fair value at the beginning of the year or the purchase price if purchased during the year. On a revalued cost basis, the realized gain and the unrealized gain on the investments held by the master trust were $1,361 and $2,437,034, respectively, for the year ended December 31, 1993.

                      CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-18309) of Nordson Corporation pertaining to the Nordson Employees' Savings Trust Plan and in the related Prospectus of our report dated May 24, 1994 with respect to the financial statements of the Nordson Employees' Savings Trust Plan included in the Annual Report (Form 11-K) for the year ended December 31, 1993 which is included in this Form 10-K/A amendment to Nordson Corporation's Annual Report (Form 10-K) for the year ended October 31, 1993.



                                               /s/ Ernst & Young

                                               Ernst & Young

June 27, 1994
Cleveland, Ohio